                                                                     Exhibit 5.1

                        Opinion and Consent of Counsel

                                 June 16, 2000


Internet Law Library, Inc.
4301 Windfern Road, Suite 200
Houston, Texas  77041


Ladies and Gentlemen:

         We have acted as special counsel to Internet Law Library, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-1 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the offer and sale of up to 6,454,975 shares of common stock, par value $.001 per share, of the Company (the "Common Shares"), that have been, or will be, issued pursuant to the following transactions:

     . The conversion of shares of our Series A Convertible Preferred Stock (the "Preferred Stock") and the exercise of warrants to purchase shares by Cootes Drive LLC in accordance with the terms of that certain Convertible Preferred Stock Purchase Agreement dated May 11, 2000, by and between Cootes Drive and the Company, and Warrant of the same date;

     . the exercise of warrants to purchase 200,000 shares by Aspen Capital Partners, Inc. in accordance with the terms of that certain Warrant dated May 19, 2000;

     . the exercise of options to purchase 500,000 shares by Frank Fisher and Steve Tebo under that certain Consulting and Option Agreement by and between ITIS, Inc., Frank Fisher and Steve Tebo dated January 22, 2000, as amended, and the prior purchase of 50,000 shares each by Frank Fisher and Steve Tebo;

     . the Contract for Sale of Stock dated November 8, 1999, by and between John R. Marsh, Ronald W. Hogan, Charles E. Bowen, Jr., and the Company; and

     . the Contract for Sale of Stock dated December 8, 1999, by and between David P. Harriman, Andrew Wyszkowski, Eugene Meyung, Suzanne Meyung, Christina Brown, and the Company.

         In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable in connection with this opinion, including the Company's Certificate of Incorporation, the Company's Bylaws and the documents related to the transactions noted above. In our examination we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of originals of such copies and the authenticity of telegraphic or telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon certificates or telegraphic or telephonic confirmations of public officials and certificates, documents, statements and other information of the Company or its representatives or officers.

         Based upon the foregoing, we are of the opinion that the Common Shares that have been issued by the Company, and paid for in accordance with the terms of the appropriate documents related to the transactions noted above, have been validly issued, are fully paid and non-assessable, and that the Common Stock to be issued by the Company upon the conversion of the Preferred Stock or the exercise of warrants, as applicable, when paid for in accordance with the terms of the appropriate documents related to the transactions noted above, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus that is a part of the Registration Statement.

                                                  Very truly yours,

                                                  /s/ Locke Liddell & Sapp LLP

                                                  Locke Liddell & Sapp LLP